North Wales Police and D-Wave Announce Hybrid-Quantum Application Outperforms Classical Results in Proof-of-Technology Project Optimizing Police Vehicle Placement
Hybrid-quantum application reduced time to solution from four months to four minutes and cut average incident response times by nearly 50%
PALO ALTO, Calif. & NORTH WALES, UK – September 30, 2025 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, and North Wales Police (NWP) today announced the completion of a joint proof-of technology project leveraging a hybrid-quantum application to optimize placement of police vehicles for emergency response. The hybrid-quantum technology delivered a faster, more accurate, and more efficient solution than classical methods alone, providing NWP with the ability to reduce the average incident response time by nearly 50%.

NWP must frequently address high-priority incidents where response times are critical to the safety of citizens. Using classical optimization technology to coordinate police vehicle assignments can be a slow, resource-intensive process that limits the ability to respond rapidly or adjust strategy in real-time. Officers must cover large geographies under difficult constraints and dynamic variables, including ambitious response-time targets, limited staffing, demanding operational duties, and ever-shifting deployment needs driven by factors such as crime patterns, public events, and emergencies.

NWP collaborated with D-Wave to build and test a hybrid-quantum application for optimizing “forward deployment,” the practice of strategically positioning officers in high-risk areas to enable faster response times, enhance visibility, and deter crime. The application, which leverages a hybrid-quantum solver available through D-Wave’s LeapTM quantum cloud service, outperformed NWP’s classical optimization solution by reducing police vehicle coordination time from four months to four minutes, significantly improving real-time adaptability. The test also demonstrated that NWP could respond to at least 90% of incidents within their target response time using the hybrid-quantum application.

“As police forces increasingly rely on data-driven strategies to improve response times and coverage, hybrid-quantum computing can offer the speed, precision, and intelligence needed to identify optimal officer placements and enhance public safety,” said Dr. Alan Baratz, CEO of D-Wave. “Hybrid-quantum computing is beginning to show real-world potential across private and public sectors, and we’re thrilled to see the potential for it to make a meaningful impact in forward deployment with North Wales Police.”

The proof-of-technology project was supported by a grant from the Test and Learn Fund that NWP secured from the UK Policing's National Science and Innovation Board. Following the successful project, the Office of the Chief Scientific Adviser for Policing recognized it to be of national cross-government departmental interest with opportunity for future development and deployment. The project highlights the importance and value of cross-border collaboration, with D-Wave technology—developed in Canada by a U.S. company—addressing a key UK public sector challenge.

“Optimizing forward deployment is a challenge for most police forces,” said Alistair Hughes, lead for analytics and AI at North Wales Police. “A reduction in response time can reduce crime, reduce offense escalation and increase public confidence. We believe D-Wave’s hybrid-quantum application could be scaled nationally to save time, reduce costs, improve outcomes, and lower our carbon footprint.”

Learn more about D-Wave’s quantum optimization technology here.

About North Wales Police
North Wales Police (NWP) is split into ten local policing teams:
•Anglesey, Gwynedd North, Gwynedd South in the West
•West Conwy Coastal, Denbighshire Coastal & Abergele, Conwy & Denbighshire Rural in Central
•Flintshire North, Flintshire South, Wrexham Town, Wrexham Rural in the East

Each area has a combination of community policing teams, response teams and criminal investigation units.

We believe in putting our communities first in everything we do, and we are proud to deliver an excellent policing service. We work closely with our communities to tackle the issues that concern them in order to make the region a safe and enjoyable place to live and visit.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers — the world’s largest — feature QPUs with sub-second response times and can be deployed on-premises or accessed through our quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
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